                                                                     Exhibit 10A

                           NATIONAL DENTEX CORPORATION
                         526 BOSTON POST ROAD, SUITE 207
                                WAYLAND, MA 01778


PERSONAL AND CONFIDENTIAL

February 16, 2000

Mr. Thomas E. Gildersleeve
12 Hudson Street
Natick, Massachusetts 01760

Dear Tom:

This letter will confirm certain agreements and understandings we have reached in conjunction with termination of your employment with National Dentex Corporation (the "Company"), effective December 13, 1999, as follows:

1. As consideration for this Agreement, the Company will make four severance payments to you. The first payment was made on December 24, 1999 in the amount of $3,846. The next three payments will each be in the amount of $8,750 (less applicable withholding) and will be made on February 14, 2000, February 29, 2000, and March 31, 2000, respectively. In addition, the Company will pay you $77,400 (less applicable withholding) as payment of the amounts due to you under the Company's Key Employee & Corporate Support Group Incentive Compensation Plan 1999 at the same time as payments are made to other participants under the Plan.
2. The last date of your employment is recognized as December 13, 1999 for purposes of vesting under your stock options. You may exercise any vested options within ninety (90) days after such date.

3. You hereby confirm and agree that you have returned to the Company all documents and equipment belonging to the Company including, but not limited to, credit cards, keys, books and records, customer and supplier lists, and financial and other information relating to the business of the Company and its prospective acquisition candidates. The Company understands and accepts that you have and plan to keep certain industry journals and directories, trade show handouts, promotional mailings and videos and other similar materials.

4. In consideration of the payments set forth above, you hereby, on behalf of yourself, your executors, heirs, administrators, assigns, and anyone else claiming by, through or under you, release and forever discharge the Company, its subsidiaries, affiliates, predecessors, successors, assigns, partners, agents, employees, officers, and directors (collectively the Company) of, from and with respect to any and all claims, demands, and liabilities whatsoever, in law or in equity, existing up to the date hereof, including, but not limited to, any claims arising out of, based on or connected with the dealings between the parties, your employment by the Company, and the termination of that employment, including, but not limited to, any causes of action or claims for unlawful employment discrimination arising under or based on Title VII of the Civil Rights Act

Mr. Thomas E. Gildershleeve
February 16, 2000
Page 2

         of 1964, as amended, Massachusetts General Laws, Chapter 151B, and any other state or federal law, statute, order, public policy, regulation, or common law claim affecting or relating to the claims or rights of employees, which you had, now have, or claim to have against the Company, whether or not now known or anticipated; provided that you are not releasing (1) any claim you may have with respect to fraud or (2) any claims or rights you may have arising out of this Agreement.

5. In exchange for the mutual promises and releases contained in this Agreement, the Company (as defined in paragraph 4 above) hereby releases and forever discharges you, your executors, heirs, administrators, partners and assigns of, from and with respect to any and all claims, demands, and liabilities whatsoever, in law or in equity, existing up to the date hereof, which it had, now has or claims to have against you, whether or not now known or anticipated; provided that the Company is not releasing (1) any claim it may have with respect to fraud or (2) its rights to enforce this Agreement.

6. Each party hereby covenants and agrees that it will not directly or indirectly, and will not authorize or permit any third party acting on his or its behalf to, institute any investigation, claim or proceeding before any court, administrative or governmental body with regard to the subject matter of this Agreement or any of the matters for which such party has released the other party as provided above; provided, however, that nothing herein shall prevent any party from enforcing any other rights or claims not expressly released as set forth in this Agreement.

7. This Agreement contains the entire agreement between you and the Company and supercedes, cancels and terminates all other agreements between you and the Company, including, but not limited to, the proposed, and not executed, Change of Control Severance Agreement between the Company and you to be dated as of April 1, 1999. This Agreement may not be changed orally, but only by written agreement signed by you and a duly authorized officer of the Company. In the event this Agreement is not finally consummated, it and any preceding settlement discussions shall be without prejudice to any party, and shall not be used in any subsequent proceedings, judicial, administrative, or otherwise. This Agreement shall be governed by Massachusetts law.

Mr. Thomas E. Gildershleeve
February 16, 2000
Page 3


Would you please sign and return the enclosed copy of this letter, thereby confirming your agreement to the matters set forth herein.

On behalf of the Company, I want to wish you much success in your future ventures.

                                               Very truly yours,

                                               NATIONAL DENTEX CORPORATION


                                               By:  /s/ David L. Brown
                                                    ---------------------------
                                                    David L. Brown, President
Received and agreed to:

/s/ Thomas E. Gildersleeve
------------------------------
Thomas E. Gildersleeve